Exhibit 10.24 (a)

Execution Version

Gotham Green Partners, LLC

AND

Medmen enterprises inc.

board nomination rights AGREEMENT

DATED AS OF august 17, 2021

TABLE OF CONTENTS

Article 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Rules of Construction	2
1.3	Governing Law	3
1.4	Severability	3
1.5	Time of Essence	3
1.6	Entire Agreement	3

Article 2 BOARD REPRESENTATION		4
2.1	GGP Nominee	4

Article 3 MISCELLANEOUS		5
3.1	Termination	5
3.2	Observer Rights Letter Waiver and Termination	6
3.3	Notices	6
3.4	Consent	7
3.5	Execution in Counterpart	7
3.6	Amendment and Waiver	7
3.7	Assignment	7

board nomination RIGHTS AGREEMENT

THIS AGREEMENT dated as of the 17th day of August, 2021,

BETWEEN:

MedMen Enterprises Inc., a corporation existing under the laws of the Province of British Columbia

(the “Corporation”)

- and -

Gotham Green Partners, LLC, a limited liability company existing under the laws of the State of Delaware

(“GGP”).

RECITAL: In connection with the ongoing ownership as of the date hereof of certain securities of the Corporation by the GGP Funds (as defined herein), being certain limited partnerships in respect of which GGP is designated as the investment adviser, the parties hereto have agreed to enter into this agreement to grant certain rights which are set out herein to GGP, on the terms and subject to the conditions set out herein.

NOW THEREFORE this agreement witnesses that in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt, sufficiency and adequacy of which is hereby acknowledged), the parties hereto agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

For the purposes of this agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Affiliate” has the meaning ascribed thereto in the Securities Act (Ontario);

(b)	“BCBCA” means the Business Corporations Act (British Columbia);

(c)	“Board” means the board of directors of the Corporation;

(d)	“Business Day” means any day except Saturday, Sunday or a statutory or civic holiday in the City of Toronto, Ontario, the City of Vancouver, British Columbia or City of Los Angeles, California or any other day on which the principal banks located in Toronto, Ontario, Vancouver, British Columbia or Los Angeles, California are not open for business;

(e)	“CSE” means the Canadian Securities Exchange;

(f)	“Existing Secured Lenders” means GGP, the GGP Funds, Pura Vida Master Fund, Ltd., Pura Vida Pro Special Opportunity Master Fund, Ltd., and Parallax Master Fund, L.P.;

(g)	“GGP Funds” means, collectively, the limited partnerships identified on the signature page hereto;

(h)	“GGP Nominee” has the meaning set out in Section 2.1(a);

(i)	“GGP’s Diluted Ownership Percentage” means the percentage equal to the fraction, the numerator of which is the sum of (a) all Shares held by the Existing Secured Lenders, and (b) all securities exercisable, convertible or exchangeable into or for Shares held by the Existing Secured Lenders, whether or not such securities are subject to any conditions or restrictions on exercise, conversion or exchange, on an “as converted basis”, and the denominator of which is the sum of (c) all outstanding Shares, and (d) all outstanding securities exercisable, convertible or exchangeable into or for Shares, whether or not such securities are subject to any conditions or restrictions on exercise, conversion or exchange, on an “as converted basis”;

(j)	“Observer Rights Letter” means that certain letter agreement dated as of April 23, 2019 by and between the Corporation and GGP, Gotham Green Fund 1, L.P., Gotham Green Fund 1 (Q), L.P., Gotham Green Fund II, L.P., Gotham Green Fund II (Q), L.P., and Gotham Green Partners SPV IV, L.P., among other things, granting certain observer rights in respect of the Board;

(k)	“person” shall be broadly interpreted and includes any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof;

(l)	“Shares” means the Class B Subordinate Voting Shares in the capital of the Corporation; and

(m)	“subsidiary” has the meaning ascribed thereto in the Securities Act (Ontario).

1.2	Rules of Construction

Except as may be otherwise specifically provided in this agreement and unless the context otherwise requires, in this agreement:

(a)	the terms “agreement”, “this agreement”, “the agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this agreement in its entirety and not to any particular provision hereof and means this agreement as amended, modified, replaced or supplemented from time to time;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this agreement;

(c)	the division of this agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this agreement;

(g)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(h)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(i)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3	Governing Law

This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of GGP and the Corporation hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matters arising out of this agreement.

1.4	Severability

If any provision of this agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of such provision and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this agreement, shall not be affected.

1.5	Time of Essence

Time shall be of the essence of this agreement.

1.6	Entire Agreement

This agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this agreement.

Article 2
BOARD REPRESENTATION

2.1	GGP Nominee

(a)	For so long as GGP’s Diluted-Ownership Percentage is at least 10%, GGP shall be entitled to designate one individual to be nominated to serve as a director of the Corporation (the “GGP Nominee”) at each meeting of shareholders of the Corporation established by the Corporation at which directors of the Corporation are to be elected. For the avoidance of doubt, although GGP may have the right to nominate a GGP Nominee, GGP shall not be required to nominate a GGP Nominee. In addition, the Corporation shall take such commercially reasonable steps as are available to the Corporation at the time to appoint the initial GGP Nominee, if identified by GGP to the Corporation, to the Board, including pursuant to the power of the Board under the BCBCA and the Corporation’s constating documents, if and as available to the Corporation, to appoint additional directors between meetings of shareholders or to fill a vacancy on the Board, at the earliest to occur of any of the following events: (i) any current director of the Corporation resigns, (ii) the size of the Board is increased to a number greater than the number of directors as of the date hereof, and (iii) November 30, 2021 if the next meeting of shareholders of the Corporation established by the Corporation at which directors of the Corporation are to be elected does not occur before such date. Any such appointment of the initial GGP Nominee shall be subject to the receipt by the Corporation of a consent in writing from such GGP Nominee to serve as a director of the Corporation and otherwise shall be subject to Section 2.1(d).

(b)	GGP shall send a written notice to the Corporation setting out (i) the name, age, business address and residential address of the GGP Nominee, (ii) the principal occupation or employment of the GGP Nominee, (iii) the class or series and number of shares in the share capital of the Corporation and other securities of the Corporation or any of its Affiliates which are controlled or which are owned beneficially or of record by the GGP Nominee as of the record date for the meeting of shareholders (if such date shall then have been made publicly available) and as of the date of such notice, and (iv) any other information relating to the GGP Nominee that would be required to be disclosed in a management proxy circular or similar document required in connection with solicitations of proxies for election of directors pursuant to the BCBCA, applicable United States or Canadian securities laws and/or the rules of the CSE or such other stock exchange on which the Shares are listed at the time.

(c)	GGP Nominee must consent in writing to serve as a director of the Corporation and must complete a personal information form, or such other form as may be required by the CSE or such other stock exchange on which the Shares are listed at such time. GGP Nominee must be eligible to serve as a director of the Corporation pursuant to applicable corporate and securities laws, the rules and policies of any exchange on which the Shares are listed at the time and other regulatory provisions to which the Corporation is subject.

(d)	The Corporation shall notify GGP in writing promptly upon determining the date of any meeting of the shareholders established by the Corporation at which directors of the Corporation are to be elected and, if GGP desires to nominate the GGP Nominee, GGP shall advise the Corporation of the name of the GGP Nominee that GGP is entitled to nominate pursuant to Section 2.1(a) (as of the record date for the shareholders’ meeting) within five Business Days after receiving such notice. If GGP does not advise the Corporation of the GGP Nominee within such five Business Day period, then GGP will be deemed to have designated the incumbent GGP Nominee, if any, for nomination for election at the relevant meeting of the shareholders unless GGP otherwise notifies the Corporation within such five Business Day period or unless there is no such incumbent GGP Nominee, in which case, GGP shall be deemed to have waived its entitlement to nominate pursuant to Section 2.1(a) in respect of such meeting of the shareholders of the Corporation.

(e)	At each meeting of shareholders established by the Corporation at which directors of the Corporation are to be elected, the Corporation shall cause the GGP Nominee that GGP is entitled to nominate pursuant to Section 2.1(a) (as of the record date for the shareholders’ meeting) to be included in the slate of nominees proposed by the Corporation for election as directors of the Corporation. The Corporation shall recommend that shareholders of the Corporation vote and shall solicit proxies from shareholders in favour of the election of the GGP Nominee. Forthwith following any meeting of shareholders of the Corporation at which a GGP Nominee was nominated to serve as a director but was not validly elected by the shareholders, or is required to tender their resignation as a result of the outcome of the applicable shareholder vote, in accordance with the BCBCA, any applicable securities or other laws and/or any applicable rules of the CSE or such other stock exchange on which the Shares are listed at the time, the Corporation shall take commercially reasonable steps as are available to the Corporation at the time to appoint a GGP Nominee to the Board who is not the same individual who was not elected at the meeting of shareholders or is required to resign, including pursuant to the power of the Board under the BCBCA and the Corporation’s constating documents, if and as available to the Corporation, to appoint additional directors between shareholders’ meetings or to fill a vacancy on the Board.

(f)	If a GGP Nominee ceases to hold office as a director of the Corporation for any reason (including as a result of a resignation by the GGP Nominee tendered pursuant to the Corporation’s constating documents), other than as a result of GGP no longer being entitled to nominate a GGP Nominee pursuant to Section 2.1(a) and other than a situation where a replacement GGP Nominee can be appointed pursuant to Section 2.1(e), GGP shall be entitled to nominate an individual to replace him or her and, subject to complying with the obligations set forth herein with respect to any GGP Nominee, the Corporation shall promptly take commercially reasonable steps as are available to the Corporation at the time to appoint such individual to the Board to replace a GGP Nominee who has ceased to hold office, including pursuant to the power of the Board under the BCBCA and the Corporation’s constating documents, if and as available to the Corporation, to appoint additional directors between shareholders’ meetings or to fill a vacancy on the Board.

(g)	The Corporation shall pay all reasonable and documented expenses incurred by the GGP Nominee in the performance of his or her duties for or on behalf of the Corporation incurred as a result of the GGP Nominee attending Board and, as applicable, Board committee meetings, including reasonable and documented travel and accommodation expenses. No GGP Nominee shall be entitled to any compensation for his or her services on the Board or any committee thereof.

(h)	The Corporation covenants and agrees with GGP that upon the GGP Nominee’s election or appointment to the Board, the Corporation shall provide the GGP Nominee an indemnity on terms at least as favourable as those provided to the other Board members and the Corporation shall ensure that the GGP Nominee has the benefit of any director and officer insurance policy in effect for the Corporation, such benefits to be at least as favourable as those available to the other members of the Board.

Article 3
MISCELLANEOUS

3.1	Termination

The parties hereto agree this agreement shall terminate, and all rights and obligations hereunder shall cease, automatically without any further act of any party hereto, at such time after the date hereof that GGP’s Diluted-Ownership Percentage is or becomes less than 10%. Upon termination of this agreement, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this agreement prior to such termination.

3.2	Observer Rights Letter Waiver and Termination

(a)	GGP hereby waives any breach of or default by the Corporation of its obligations under the Observer Rights Letter that exists as of, or that has occurred prior to, the date hereof.

(b)	The parties hereto agree that notwithstanding the assignment of any Notes by the Purchasers (each as defined in the Observer Rights Letter), the Observer Rights Letter remains in effect and has not been assigned, and GGP continues to have Alex Wang as its current observer, provided that the Observer Rights Letter shall terminate, and all rights and obligations thereunder shall cease, automatically without any further act of any party hereto or any other person, at such time that is the earliest of: (i) GGP’s Diluted-Ownership Percentage is or becomes less than 10%, (ii) the appointment of the initial GGP Nominee pursuant to Section 2.1(a) or election of the initial GGP Nominee pursuant to Article 2, and (iii) November 30, 2021; provided, that such termination shall not relieve any party from liability for any breach of the Observer Rights Letter prior to such termination, and provided, that the obligations set out therein in relation to, and the rights of the Corporation set out therein in relation to, Confidential Information (as defined in the Observer Rights Letter), including as to confidentiality, non-disclosure, non-use, return and destruction thereof, shall survive any such termination of the Observer Rights Letter and continue in accordance with their terms in full force and effect.

3.3	Notices

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally or by pre-paid courier, on the next Business Day when sent by email or other like electronic transmission and on the next Business Day when sent by overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Corporation:

MedMen Enterprises Inc.
10115 Jefferson Boulevard
Culver City, California
90232

Attention:	Tom Lynch, Chief Executive Officer
Email:	tom.lynch@medmen.com>

(b)	If to GGP:

Gotham Green Partners, LLC

1437 4th St., Suite 200

Santa Monica, California

90401

Attention:	David Rosenthal
Email:	Dave@gothamgreenpartners.com

3.4	Consent

GGP hereby consents to the Corporation filing a copy of this agreement on SEDAR and/or EDGAR, if determined by the Corporation in its discretion to be required or advisable under applicable securities laws.

3.5	Execution in Counterpart

This agreement may be executed in one or more counterparts (by manual or facsimile signature), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and receipt of a facsimile version or PDF Version of an executed signature page by a party shall constitute satisfactory evidence of execution of this agreement by such party.

3.6	Amendment and Waiver

This agreement or any provision hereof may not be amended except in writing signed by each of the parties hereto expressly so modifying such agreement or provision. The agreements set forth in this agreement may be modified or waived only in writing by the party to whom such compliance is owed. It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this agreement.

3.7	Assignment

Neither party may assign this agreement or any interests, rights, benefits or obligations therein or thereunder without the prior written consent of the other party. For the avoidance of doubt, the rights provided to GGP pursuant to this agreement are unique to GGP and will not be assigned to any other party in connection with any assignment or other disposition by GGP of any securities of the Corporation that it may directly or indirectly hold.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the date first written above.

Medmen enterprises inc.

By:	/s/ Reece Fulgham
	Name:	Reece Fulgham
	Title:	Chief Financial Officer

Gotham Green Partners, LLC

By:	/s/ Jason Adler
	Name:	Jason Adler
	Title:	Managing Member

The undersigned, as parties to the Observer Rights Letter, have executed and delivered this agreement as of the date first written above solely for purposes of giving effect to the waiver in respect of the Corporation’s obligations under, and termination of, the Observer Rights Letter pursuant and subject to the terms and conditions set out in Section 3.2 of this agreement and hereby agree to the terms and conditions set out in Section 3.2 of this agreement.

GOTHAM GREEN FUND 1, L.P.		GOTHAM GREEN FUND II (Q), L.P.

By: Gotham Green GP 1, LLC		By: Gotham Green GP II, LLC
Its: General Partner		Its: General Partner

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

GOTHAM GREEN FUND 1 (Q), L.P.		GOTHAM GREEN PARTNERS SPV IV, L.P.

By: Gotham Green GP 1, LLC		By: Gotham Green Partners SPV IV GP, LLC
Its: General Partner		Its: General Partner

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

GOTHAM GREEN FUND II, L.P.		GOTHAM GREEN PARTNERS SPV VI, L.P.

By: Gotham Green GP II, LLC		By: Gotham Green Partners SPV VI GP, LLC
Its: General Partner		Its: General Partner

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member